Exhibit 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
RAD - RITE AID THIRD QUARTER FISCAL 2012 CONFERENCE CALL

EVENT DATE/TIME: DECEMBER 15, 2011 / 01:30PM GMT

OVERVIEW:
RAD announced 3Q12 revenues of $6.3b and a net loss of $52m or a loss of $0.06 per share. Management provided FY12 guidance including sales of $25.85-26.0b and a loss per share of $0.50-0.37.

DECEMBER 15, 2011 / 01:30PM GMT, RAD - Rite Aid Third Quarter Fiscal 2012 Conference Call

CORPORATE PARTICIPANTS
 Matt Schroeder Rite Aid Corporation - Group VP, Strategy, IR and Treasurer
 John Standley Rite Aid Corporation - President and CEO
 Frank Vitrano Rite Aid Corporation - SEVP,CFO and CAO

CONFERENCE CALL PARTICIPANTS
 John Heinbockel Guggenheim Securities - Analyst
 Bryan Hunt Wells Fargo Securities - Analyst
 Karru Martinson Deutsche Bank - Analyst
 Karen Eltrich Goldman Sachs - Analyst
 Ed Kelly Credit Suisse - Analyst
 Mark Wiltamuth Morgan Stanley - Analyst
 Emily Shanks Barclays Capital - Analyst
 Matthew Fassler Goldman Sachs - Analyst
 Steven Valiquette UBS - Analyst
 Paul Simenauer JPMorgan - Analyst
 Mary Gilbert Imperial Capital - Analyst

 PRESENTATION

Operator

Good morning. My name is Cassandra and I will be your conference operator today. At this time I would like to welcome everyone to the Rite Aid third quarter fiscal 2012 conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. (Operator Instructions). Thank you.

And now I would like to turn the call over to Matt Schroeder. You may begin.

Matt Schroeder - Rite Aid Corporation - Group VP, Strategy, IR and Treasurer

Thank you, Cassandra, and good morning, everyone. We welcome you to our third-quarter conference call. On the call with me are John Standley, our President and Chief Executive Officer, and Frank Vitrano, our Chief Financial and Chief Administrative Officer. On today's call John will give an overview of our third-quarter results and discuss our business. Frank will discuss the key financial highlights and fiscal 2012 outlook and then we will take questions.

As we mentioned in our release, we are providing slides related to the material we will be discussing today including annual earnings and sales guidance on our website, www.RiteAid.com under the investor relations information tab for conference calls. This guidance is a point in time estimate made early in the fiscal quarter. The Company expressly disclaims any current intention to update it.

This conference call and the related slides will be available on the Company's website until the next earnings call unless the Company withdraws them earlier and should not be relied upon thereafter. We will not be referring to the slides directly in our remarks but hope you will find them helpful as they summarize some of the key points made on the call.

Before we start I would like to remind you that today's conference call includes certain forward-looking statements. These forward-looking statements are made in the context of certain risks and uncertainties that can cause actual results to differ. These risks and uncertainties are described in our press release, in Item 1A of our most recent annual report on Form 10-K and in other documents we file or furnish to the Securities and Exchange Commission.

DECEMBER 15, 2011 / 01:30PM GMT, RAD - Rite Aid Third Quarter Fiscal 2012 Conference Call

Also, we will be using a non-GAAP financial measure. The definition of the non-GAAP financial measure along with a reconciliation to the related GAAP measure are described in our press release.

With these remarks I would now like to turn it over to John.

John Standley - Rite Aid Corporation - President and CEO

Thank you, Matt. Thank you, everyone, for joining us this morning to review our fiscal 2012 third-quarter results. It is really exciting to see the hard work and effort of our store, distribution and office associates driving our results. Our teams focus on our key initiatives grew our same-store sales and adjusted EBITDA and reduced our net loss compared to a year ago. In fact, our team's efforts have now grown same-store sales and adjusted EBITDA for four consecutive quarters.

Based on our strong third-quarter results, we are raising our adjusted EBITDA guidance. Frank will provide more details about third-quarter results and fiscal 2012 guidance in a few minutes.

One of the most important initiatives for this quarter was our immunization program. We had over 11,000 certified immunizing pharmacists in place by the time our flu immunization campaign kicked off in August giving us the ability to offer flu shots at every Rite Aid Pharmacy for the first time in our Company's history. As a result of this well planned and executed program, we administered 1.4 million flu shots to date, more than doubling the 675,000 shots last year which helped us grow our same-store script count and pharmacy sales. We are also on pace to achieve our goal of administering more than 1.5 million flu shots this year.

Our customer loyalty program, wellness+, continues to be an enormous success thanks to the program's robust reward structure and the overall Rite Aid's team commitment to making sure our customers know what wellness+ has to offer. We now have more than 47 million customers enrolled in the program of which 74% used their card in the last 26 weeks and 54% used their card more than once in the last 26 weeks.

As we continue to accumulate more trend and usage data, we will further explore additional opportunities to build our relationship with our most loyal and active users as well as better understand how they are engaging with our loyalty program. In the meantime, we are excited about the opportunity to attract even more members and drive more utilization as we launch new rewards features on January 1.

On that date, wellness+ members can begin taking advantage of the new load to card coupon management tool which allows customers to download online coupons directly to their wellness+ card and have the amount automatically deducted when they present their card to purchase the items in our stores. This feature is unique and the first of its kind in the drugstore industry.

In addition, members will be able to choose their wellness reward such as a membership to a well-known national fitness center or gym, a magazine subscription to one of the top health or fitness publications, or a customized health screening when they earn 500 points and achieve silver tier status. We believe wellness+ is the strongest rewards program in our industry and are committed to making it even better while finding ways to deliver more value to our most loyal customers.

Why is that important? Wellness+ members accounted for 70% of front-end sales and 66% of script count during the quarter. We have continued to increase the amount of gold and silver members that we have in the program which is important because these customers continue to be our most valuable customers. For example, last week, gold and silver customers accounted for 61% of scripts on the wellness card and 52% of front-end sales on the wellness+ card.

Similar to last quarter, almost 50% of our gold and silver members shopped our stores every week which means we are getting good frequency. More importantly, gold and silver members continue to have significantly larger basket size than nonmembers with silver members' basket sizes averaging 49% higher and gold members average basket sizes being 120% higher.

In the pharmacy, we continue to see a much higher retention rate with members versus nonmembers and members are a very high percentage of our best patients. And our research tells us that wellness+ members are significantly more satisfied with Rite Aid than nonmembers which is another good measure of how the program is working.

We also continued to strengthen our position as a wellness destination in the third quarter. Our tests of OptumHealth, NowClinic online care in Detroit area stores is still in its early stages but we remain excited about this opportunity as patients can now enjoy the convenience of being able to talk with a doctor or nurse from the neighborhood Rite Aid store.

DECEMBER 15, 2011 / 01:30PM GMT, RAD - Rite Aid Third Quarter Fiscal 2012 Conference Call

Patients are able to receive health information and education from a nurse and discuss symptoms with a doctor. Where clinically appropriate, patients can even receive a diagnosis and pick up their prescription all in the same visit. We continue to receive positive feedback and are considering expanding this program to other markets.

Customers are also responding very favorably to our first wellness+ program extension called wellness+ for diabetes which features an exclusive collaboration with WebMD, a leading online consumer health information destination, to provide wellness+ for diabetes members with a multifaceted free program that offers exclusive resources, lifestyle management tools and in-store savings to people living with diabetes and their caregivers. To date, more than 90,000 people have enrolled in the program and we have had more than 200,000 unique visits to the special Rite Aid sponsored section on WebMD's website to take advantage of our diabetes head-to-toe online lifestyle management tools and resources.

During November, which is National Diabetes Month, we launched Rite Track Diabetes Tour, which is making more than 30 stops in November and December at select Rite Aid locations to provide free diabetes testing, resources and educational materials. We also expanded our diabetes prevention and control alliance efforts by supporting additional programs in Baltimore and the Washington, DC area. These various efforts surrounding diabetes not only provide valuable awareness and resources to our customers, they also highlight the key role our pharmacists can play in supporting patient wellness.

In addition to these initiatives that demonstrate our commitment to support the total health and well-being of our communities, we have continued with our planned rollout of our new wellness store format with 159 stores completed as of the end of the quarter. These stores offer expanded clinical pharmacy services as well as new health and wellness product offerings.

We are in the process of staffing these stores with our unique on-site Wellness Ambassadors who will serve as an added resource and bridge from the front end of the store to the pharmacy. All Wellness Ambassadors will be specially trained to provide customers with information on over-the-counter medications and vitamins and supplements and will be equipped with special iPad technology to provide customers with additional health related information. Our customers have responded very favorably to this unique service and approach.

Same-store sales results at these stores are in line with the rest of the chain but it is early on in the process and we are still staffing a significant number of stores with Wellness Ambassadors. We will continue to assess the results of these stores and will continue to evolve this format based upon our learnings and customer feedback.

Other key accomplishments during the quarter include a continued rollout of our new private brand architecture. We now have more than 2300 items converted and we are on track to have 2900 items in these brands this fiscal year. For the quarter, our private brand penetration increased to 16.8% from 15.6% last year and we continue to acquire new customers through $11.6 million of prescription file purchases in the quarter and $28.1 million year to date.

To sum it up, I am very pleased with our quarterly results. We are making good progress on a number of fronts and we continue to strengthen our position as a wellness destination. Our entire team is moving forward with purpose and speed so let me say thanks once again to all of our associates for their hard work and efforts that are delivering the results we are seeing. Frank?

Frank Vitrano - Rite Aid Corporation - SEVP,CFO and CAO

Thanks, John. Good morning, everyone. As John mentioned, third-quarter sales and earnings reflects good progress in our turnaround and a benefit to the various initiatives we have been working on for the past two years. This is the fourth consecutive quarter of EBITDA and same-store sales growth.

On the call this morning, I plan to walk through our third-quarter financial results, discuss our liquidity position, certain balance sheet items, our capital expenditure program and finally, update you on our fiscal '12 guidance.

This morning we reported revenues for the quarter of $6.3 billion which was a 1.8% increase to last year's third quarter. This was the second consecutive quarter of total revenue growth reflecting the improvement in same-store sales and fewer store closings. In the quarter, we closed 18 stores and did not open any net new stores. On a year-over-year basis, we operated 86 net fewer stores.

Same-store sales increased 2% in the quarter reflecting the positive impact of wellness+ and positive script count. Front-end same-store sales were flat and pharmacy same-store sales were higher by 2.9%. Pharmacy comp scripts were positive 50 basis points. Pharmacy same-store sales included an approximate 163 basis point negative impact from new generic drugs and were positively impacted by inflation on brand drugs, an increase in 90-day scripts and strong results from our immunization initiative.

DECEMBER 15, 2011 / 01:30PM GMT, RAD - Rite Aid Third Quarter Fiscal 2012 Conference Call

Adjusted EBITDA in the quarter was $221.5 million or 3.5% of revenues which was a $9 million or 4.2% increase in last year's third quarter of $212.5 million or 3.4% of revenues. This again is the fourth consecutive quarter of adjusted EBITDA growth. The results were driven by favorable sales trend, stabilizing gross margin trends and continued expense control.

Net loss for the quarter improved to $52 million or a $0.06 loss per diluted share compared to last year's third-quarter net loss of $79.1 million or $0.09 loss per diluted share. Net loss improvement was driven by higher adjusted EBITDA, a lower wellness+ deferral revenue charge of $19.7 million, lower depreciation and amortization expense of $17.4 million, lower lease termination and impairment charges of $5.5 million and lower interest expense of $3.8 million partially offset by a lower gain on sale of assets of $4.9 million as compared to the last year's third quarter.

In addition, our LIFO charge of $27.5 million was $24.5 million higher than last year. The increase in LIFO this year is driven by product cost increases in both the front end and pharmacy. We are projecting pharmacy inflation of 3% to 4% and front-end inflation ranging from 1.5% to 2% for the year.

Total gross margin dollars in the quarter were $30.2 million higher than last year's third quarter and flat as a percentage of sales. FIFO gross margin dollars were higher by $54 million and adjusted EBITDA gross profit, which excludes specific items primarily LIFO and the wellness+ revenue deferral, the details of which are included in the third quarter fiscal '12 earning supplemental information which you can find on our website, was favorable to the prior year's third quarter by $33.8 million and 6 basis points as a percent to revenues.

Front-end gross profit and rate were both higher despite the continued tiered discount investments related to wellness+ customer loyalty program. Pharmacy gross profit dollars were also higher and essentially flat on a rate basis despite continued pressure on third-party pharmacy reimbursement rates including the California Medicaid decreases retroactive back to June 1.

Selling, general and administrative expenses for the quarter were higher by $5 million but 36 basis points lower as a percent to revenues as compared to last year. SG&A expenses not reflected in adjusted EBITDA were lower by $19.8 million primarily due to lower depreciation and amortization expense.

Adjusted EBITDA, SG&A dollars which excludes specific items, again the details of which are included in the third quarter fiscal '12 earning supplemental information, were higher by $24.8 million and flat as the percent to revenues. The increases reflect higher advertising costs, higher third-party processing fees as well as higher associate bonus expense.

Although this is only the second increase in adjusted EBITDA, SG&A dollars over the past 11 quarters, we continue to believe there are opportunities for us to lower our operating cost through store level workflow improvements, introduction of new technology as well as indirect procurement initiatives.

Turning to the balance sheet, FIFO inventory was $125.6 million higher than the third quarter last year. The increased inventory reflects price increases, timing of receipt of seasonal inventory into our distribution center as well as initiatives to reduce out of stocks whereby we increase the minimum stock quantities on certain items as well as increase the amount of inventory for ad items. We are still refining these inventory changes but believe these modifications will increase sales.

We expect to reduce inventory levels in the fourth quarter as we sell through our seasonal inventory and complete some of the refinements to our out of stock initiative.

Our cash flow statement results for the quarter shows net cash from operations in the quarter as a source of $2 million as compared to a use of $46.4 million in last year's third quarter. Higher inventory as well as the timing of accounts payable payments at year-end influenced the balance. Our days payable outstanding in the quarter was 26.9 days which improved from 25.6 days last year.

Net cash used in investing activities for the quarter were $57.5 million versus $29.4 million last year and also includes proceeds from script file sales.

During the third quarter, we relocated two stores, remodeled 119 stores and again closed 18 stores. Our cash capital expenditures were $67.5 million. We completed and grand reopened 159 wellness remodels as of the end of the third quarter. We expect to complete a total of 300 wellness remodels in fiscal '12.

Now let's discuss liquidity. At the end of the third quarter, we had $851 million of liquidity. We had $191 million revolver borrowings under our -- with our outstanding under our 1.175 senior secured credit facility with $134.4 million of outstanding letters of credit. Today we have over $900 million of liquidity.

Total debt, net of invested cash, was higher by $62.7 million from last year's third quarter and $92.2 million higher than year-end. The increase in debt was driven by higher revolver borrowings as a result of our inventory position.

Now let's turn to fiscal '12 guidance. As we have previously stated, fiscal '12 is a 53-week fiscal year and our guidance continues to reflect that extra week. For our fiscal '12 guidance, the Company is raising its earnings estimates to reflect year-to-date results of sales, adjusted EBITDA and earnings trends and prospects for the

DECEMBER 15, 2011 / 01:30PM GMT, RAD - Rite Aid Third Quarter Fiscal 2012 Conference Call

fourth quarter. The Company expects total sales to be between $25.85 billion and $26 billion and expects adjusted EBITDA to be between $865 million and $910 million for fiscal '12.

Same-store sales are expected to grow in a range of 115 basis points to up 175 basis points. Net loss for fiscal '12 is expected to be between $440 million and $325 million or a loss per diluted share of $0.50 to $0.37.

I should point out that our guidance assumes no benefit from the continuing dispute between Walgreens and Express Scripts.

Our fiscal '12 capital expenditures are projected to be $250 million with $90 million allocated to remodels and other merchandising efforts and $50 million for file buys. We are planning to complete 15 relocations and 300 wellness format remodels. We expect free cash flow slightly positive for the year and we expect to close a total of 70 stores of which the guidance includes store lease closing provisions to close 20 stores and the remaining 50 stores closing on lease expiration.

Included in our net loss guidance is a wellness+ deferral provision ranging from $25 million to $35 million.

I should also point out that we will be releasing December sales on January 4, 2012, which will be a five-week month and will reflect the initial negative impact on same-store sales of generic Lipitor.

That completes my portion of the presentation and I would now like to open the line up for questions. Cassandra?

QUESTION AND ANSWER

Operator

(Operator Instructions). John Heinbockel, Guggenheim.

John Heinbockel - Guggenheim Securities - Analyst

Hey, guys. A couple of things. So, John, can you talk about the thought process in the wellness+ program enhancements in terms of what you did and why you did it now and to what degree you can get your arms around how that will benefit sales as we go forward?

John Standley - Rite Aid Corporation - President and CEO

A bunch I hope. I mean we just continue to try and evolve and grow the program. We're obviously learning a lot as we go. We think these enhancements will add a significant amount of value to the program and allow us to continue to grow membership as well as build our relationship with our existing members. And so we think they are good enhancements and they will help us continue to help us grow the program.

John Heinbockel - Guggenheim Securities - Analyst

Do you think that adding bronze -- is there a frustration of people getting to silver and how far away it was and bronze is a nice milestone to get them part of the way there and encourage them to go the rest?

John Standley - Rite Aid Corporation - President and CEO

I don't know -- I don't think we have any feedback that there was frustration about getting to silver but I think it's -- obviously the goal of the program is to move as many people up the tiers as you can. So it's another incentive to move up the tier structure.

John Heinbockel - Guggenheim Securities - Analyst

DECEMBER 15, 2011 / 01:30PM GMT, RAD - Rite Aid Third Quarter Fiscal 2012 Conference Call

Okay, and then on the remodels, as you said, the comp was in line with the chain. Was that both pharmacy and front-end?

John Standley - Rite Aid Corporation - President and CEO

Yes.

John Heinbockel - Guggenheim Securities - Analyst

Both in line or some split?

John Standley - Rite Aid Corporation - President and CEO

They are both in line.

John Heinbockel - Guggenheim Securities - Analyst

Now why do you think that is? Because I think you guys thought you might get a bigger front-end lift (multiple speakers)

John Standley - Rite Aid Corporation - President and CEO

I think that is the right question, John. We are expecting that over time these stores are going to build some sales momentum. So I think part of it is just we needed to let it get a little bit of -- let it mature a little bit so we can see how the results evolve. And obviously we are continuing to fine-tune the concept as we go forward to make sure we get the sales lift that we are looking for.

John Heinbockel - Guggenheim Securities - Analyst

Now you haven't clustered these, so does the customer understand wellness+ and how it is different from a regular Rite Aid? If you clustered them and marketed heavily, would that help?

John Standley - Rite Aid Corporation - President and CEO

It might. I mean they are -- when you say clustered, you are right. We didn't take it to market and do every store in the market. We picked eight markets really to kind of start with and did stores in those eight markets so we didn't do them all over the country. So they are somewhat concentrated. But that I think is the key -- a good comment and a key point.

We do a grand opening and we try and engage customers in the market area as we do that grand opening, but you know in our business that frequency for the casual customer is not high, so again, I think it just takes time for the customer to understand the concept, can be aware of it and engaged with it.

John Heinbockel - Guggenheim Securities - Analyst

All right, and so you are going to do 150 or so in the fourth quarter then obviously a large number next year. So there has been no change in the rollout program based on where they are today?

John Standley - Rite Aid Corporation - President and CEO

That's correct.

DECEMBER 15, 2011 / 01:30PM GMT, RAD - Rite Aid Third Quarter Fiscal 2012 Conference Call

John Heinbockel - Guggenheim Securities - Analyst

Okay, and then one final thing. Just talk about the reimbursement environment. So pharmacy gross flat, but that is certainly better than the alternative. Is reimbursement stable today? How do you think that changes going into next year?

John Standley - Rite Aid Corporation - President and CEO

It's not very stable today. It continues to be very challenging and my expectation is that will remain challenging next year.

John Heinbockel - Guggenheim Securities - Analyst

Yes, but not get any worse? Or we don't know yet?

John Standley - Rite Aid Corporation - President and CEO

Well, there are a number of things on the horizon. We have AMP.

John Heinbockel - Guggenheim Securities - Analyst

Yes.

John Standley - Rite Aid Corporation - President and CEO

We have several states kind of mired down here that we are struggling with currently so there is a lot going on out there.

John Heinbockel - Guggenheim Securities - Analyst

Okay. All right. Thanks, guys.

John Standley - Rite Aid Corporation - President and CEO

Continue to watch. Thanks, John.

Operator

Bryan Hunt, Wells Fargo Securities.

Bryan Hunt - Wells Fargo Securities - Analyst

Good morning. I was wondering if we could just discuss the wellness+ remodels in a little bit greater depth? You expected a sales lift when you did these remodels, you are tracking in line with the system overall. Could you maybe talk about what and what categories you may be falling short of your expectations?

John Standley - Rite Aid Corporation - President and CEO

You know, I think overall, like any of these kinds of renovations, we added -- we expanded certain categories and we took items out of other categories to kind of make the concept work. And so I guess when you sort of stare at it, the way it sort of sits now is we added sales in the categories we expanded but we did lose some sales in

DECEMBER 15, 2011 / 01:30PM GMT, RAD - Rite Aid Third Quarter Fiscal 2012 Conference Call

categories where we have fewer items today and that is why I think it has been kind of a wash at the top line in terms of the results. So we're where going to continue to work with that merchandising.

Also, though, I think two other points to be made, one is again there is a time element here. We really just started doing these things and as you would expect if we look at 159 stores store by store, there is some volatility in the numbers. We have some stores that are way up. We have some stores that didn't respond as well. So I think there's some learnings on a store-by-store basis.

The other key feature of this thing is to make the format really go is the Wellness Ambassador and we are still in the process of staffing up Wellness Ambassadors. It's a large staffing exercise and we are working aggressively to do that but we have got a ways to go until we get staff to where we want to be. So I think that is the other attribute of this thing that needs to get worked out before we really get a great read on what the results are going to be.

So it's a little early. They are not doing terrible. That is the good news. They are not where we want them to be on the top line right at this instant. That's the bad news, but we feel confident enough about what we are seeing to continue to go forward.

Bryan Hunt - Wells Fargo Securities - Analyst

Do you feel like your stores that have a more polished Wellness Ambassador in them are outperforming the rest of the group that have been remodeled?

John Standley - Rite Aid Corporation - President and CEO

I don't know for sure because it's a little bit hard to track at this point, because we are staffing up as we go. But I believe that the stores with a Wellness Ambassador are doing better than the ones without.

Bryan Hunt - Wells Fargo Securities - Analyst

Okay. Could you -- switching gears, could you discuss the general trends on prices of the file buys and the availability in the marketplace?

John Standley - Rite Aid Corporation - President and CEO

Frank, do you want to --?

Frank Vitrano - Rite Aid Corporation - SEVP,CFO and CAO

Bryan, yes, we are continuing to see some opportunities. We probably saw an increase when California Medicaid came through and decreased their reimbursement rates, we saw more independents call us up and begin some discussions about acquiring their files.

With regard to pricing, I would say certainly since the last time we talked since the last call, I am not sure that there has been any appreciable change in the pricing, still have the same group of individuals out there, our two major competitors as well as some of the supermarket guys out there trying to acquire scripts. But again, I think probably the new (inaudible) is that as the states continue to put pressure on reimbursement rates, we would continue to expect some of the independents to raise their hands.

Bryan Hunt - Wells Fargo Securities - Analyst

Okay. And as you get more independents raising their hands and increase supply, do you think there will be some trickle effect down on pricing?

Frank Vitrano - Rite Aid Corporation - SEVP,CFO and CAO

I wouldn't anticipate that. I would be happy but I wouldn't anticipate it.

DECEMBER 15, 2011 / 01:30PM GMT, RAD - Rite Aid Third Quarter Fiscal 2012 Conference Call

Bryan Hunt - Wells Fargo Securities - Analyst

Okay, my last question is, New York just signed into law a bill that forbids health insurers from acquiring members to order drugs on mail order from mail order pharmacies? Could you talk about how this legislation potentially benefits the Company and whether there's any other states examining similar legislation?

John Standley - Rite Aid Corporation - President and CEO

I think the issue -- well, it's an opportunity, obviously. The question about it is, we would need to take, obviously, mail order rates and the dilemma there is that we, Rite Aid, don't receive manufacturer rebates similar to what a mail order or PBM gets and so our challenge is we would have to dispense brand drugs at significant losses if we wanted to participate at mail order rates.

So while it's an opportunity, it is probably something that we would have to consider very carefully the economic consequences of before we proceeded down that road. In terms of other states, not anything I can think of off the top of my head.

Bryan Hunt - Wells Fargo Securities - Analyst

I appreciate your time. Thank you.

Operator

Karru Martinson, Deutsche Bank.

Karru Martinson - Deutsche Bank - Analyst

Good morning. When we look at your guidance, you're essentially kind of flat to year ago EBITDA in the midpoint. I was kind of wondering what was the thought process going into that and what your expectations are for the holiday season? And also I guess how the generics are going to play through that?

Frank Vitrano - Rite Aid Corporation - SEVP,CFO and CAO

Yes, Karru, I guess the midpoint of our guidance right now is about $888 million and really the factors there are -- sales range would account for clearly a piece of that. We would expect sales again to range up for the year 115 to 175. Clearly the benefits of Lipitor is kind of factored into our thinking there.

On the flip side, pharmacy reimbursement rate pressures are something that we continue to be concerned about here and could be a drag for us, as well as front-end margins is also a factor that has kind of factor that is based into the factor into our numbers here.

Lastly, probably some incremental advertising costs that we will see here in the fourth quarter. So those are kind of the things that kind of the various attributes that we kind of baked in to come up with the numbers.

Karru Martinson - Deutsche Bank - Analyst

Okay, and just on Lipitor. You guys mentioned that when you report your comps here, we will take a generic Lipitor hit. What is the magnitude of that top line? Recognize that you get that back in the gross margin but what is the kind of magnitude of the topline hit that we are talking about with Lipitor?

Frank Vitrano - Rite Aid Corporation - SEVP,CFO and CAO

In the quarter, if we think about our negative impact on generic rates, it's probably in the quarter maybe about 40 or 50 basis points.

Karru Martinson - Deutsche Bank - Analyst

DECEMBER 15, 2011 / 01:30PM GMT, RAD - Rite Aid Third Quarter Fiscal 2012 Conference Call

Okay, then you mentioned that your guidance assumes no benefit from -- with the Walgreens Express Scripts dispute. What are you guys seeing in terms of customers, whether they are shifting accounts to you? Are you seeing more traffic from that?

John Standley - Rite Aid Corporation - President and CEO

I think the short answer is it's a little bit hard to get a beat on. We actually have a lot more clarity when somebody transfers out versus when they transfer in, so it's a little bit hard to get a read on. Also our Express Scripts business this year includes a lot more managed Medicaid which also makes it a little bit hard to measure, but overall, script count is positive and is showing some growth. So it could be a little bit in the numbers at this point.

Karru Martinson - Deutsche Bank - Analyst

And just lastly, when we look at the upcoming year for generics, there is a tidal wave coming. What is kind of your thought process on the benefit to you guys? I guess whether it's a dollar for your range, or in terms of traffic coming in your door for that?

John Standley - Rite Aid Corporation - President and CEO

Yes, I mean we really have not done that only because there's two sides to the equation. Obviously there is the significant reduction in the cost of drugs but there is also a corresponding reduction in reimbursement rate that often goes with it. So we certainly have some good estimates in terms of what might happen on the cost side of the equation but the reimbursement rate side of the equation is evolving and so it is difficult for us to give you guidance yet as to how that is all going to play.

Karru Martinson - Deutsche Bank - Analyst

But it will still will be a positive?

John Standley - Rite Aid Corporation - President and CEO

That would be our expectation, yes.

Karru Martinson - Deutsche Bank - Analyst

Thank you very much, guys. Appreciate it.

John Standley - Rite Aid Corporation - President and CEO

You're welcome. Thank you.

Operator

Karen Eltrich, Goldman Sachs.

Karen Eltrich - Goldman Sachs - Analyst

Thank you. Can you give us a sense as you look at your 47 million membership, what percentage have actually achieved the silver and the gold tier? And what kind of movement are you seeing in that area?

John Standley - Rite Aid Corporation - President and CEO

DECEMBER 15, 2011 / 01:30PM GMT, RAD - Rite Aid Third Quarter Fiscal 2012 Conference Call

Okay, that is a number we didn't give. It's a good question, but it is one we're actually not going to answer for competitive reasons. But we did give you some percentages of penetration of gold and silver as it relates to sales and scripts in the comments and I think that is a good indication that it is definitely a material part of our sales base.

Karen Eltrich - Goldman Sachs - Analyst

And it is trending upward?

John Standley - Rite Aid Corporation - President and CEO

It is; definitely growing.

Karen Eltrich - Goldman Sachs - Analyst

Great. And again with Express Scripts gen first, kind of what do you have in your arsenal in terms of advertising and trying to capitalize on that potential expiration if it comes?

John Standley - Rite Aid Corporation - President and CEO

Well, that would take all the fun out of it, wouldn't it?

Karen Eltrich - Goldman Sachs - Analyst

But there are plans in place?

John Standley - Rite Aid Corporation - President and CEO

Yes, obviously we have plans in place and we -- our goal is to get our fair share of what might come to market if that dispute continues.

Karen Eltrich - Goldman Sachs - Analyst

And if you look at the nice trends you've been seeing in pharmacy, do you think the 15-minute pharmacy guarantee had an impact on that (multiple speakers)?

John Standley - Rite Aid Corporation - President and CEO

I do. I do. You know, it's always hard to just pick a single thing when you get a sales turnaround and a script growth turnaround so it's always a lot of things working together. And I think really improving our customer service, which the 15-minute guarantee really helped us focus on was a key component of that. I think wellness+, because of the reward structure and the points that you get for scripts has also been a very significant factor and then of course the immunization program really has played a very big role in the last quarter.

Karen Eltrich - Goldman Sachs - Analyst

And you did actually typically tell us how comps are trending in the current month. Could you maybe give us a sense? Are you seeing any recovery in front end or is that still staying soft?

John Standley - Rite Aid Corporation - President and CEO

DECEMBER 15, 2011 / 01:30PM GMT, RAD - Rite Aid Third Quarter Fiscal 2012 Conference Call

Front end is in line with where it was last month, so it is still a little bit negative. Script count continues to be strong and total comps are in line with where we were a month ago.

Karen Eltrich - Goldman Sachs - Analyst

And as you look at the softness, is it still seasonal and cough and cold?

John Standley - Rite Aid Corporation - President and CEO

Yes, cough and cold actually continues to be a pretty good drag on the numbers right now, really trending behind last year. Seasonal is starting to pick up a little bit as we get a little closer but we've still got some room to go there.

Karen Eltrich - Goldman Sachs - Analyst

Great, and final question, with Pfizer's decision to ship Lipitor direct, do you think this is a material development in the industry and how do you see that playing out?

John Standley - Rite Aid Corporation - President and CEO

You know, I mean I think obviously it could be going forward if everybody tries to go down that road, but I think it needs to play out and we need to see what the success of that program in as we go through this. It is obviously an expensive endeavor for them to do that and we'll -- (inaudible) see how it plays over time.

Karen Eltrich - Goldman Sachs - Analyst

Fair enough. Thank you very much.

John Standley - Rite Aid Corporation - President and CEO

You're welcome.

Operator

Ed Kelly, Credit Suisse.

Ed Kelly - Credit Suisse - Analyst

Yes, hi. Good morning. Just a follow-up on that Lipitor question. Can you tell us what the generic dispensing rate of Lipitor is right now just to get a better sense as to what the branded share continues to look like?

John Standley - Rite Aid Corporation - President and CEO

Yes, we are close to 70% at this point.

Ed Kelly - Credit Suisse - Analyst

And for the portion of the drug that is being sold as a generic under exclusivity, is the profitability of that drug different than past drugs under exclusivity? I guess what I am asking is it in line, better, worse?

DECEMBER 15, 2011 / 01:30PM GMT, RAD - Rite Aid Third Quarter Fiscal 2012 Conference Call

John Standley - Rite Aid Corporation - President and CEO

I think it's pretty much in line, I would say.

Ed Kelly - Credit Suisse - Analyst

I wanted to follow up with a question on the guidance, because Q4 does include an extra week and if you take that out, it looks like it does imply some modest decline in EBITDA, which to me is surprising given that you do have the generic wave ticking off. So could you just help us maybe a little bit more in terms of why that would be or is there some conservatism built into the numbers?

Frank Vitrano - Rite Aid Corporation - SEVP,CFO and CAO

I think really what we are looking is kind of looking at the sales trend on the negative side if you will in terms of the lower end, okay -- it would be some concern around what the sales range would be. And then the other two factors I think, larger factors there is really what reimbursement rates are going to be and kind of the front-end margins. Those are kind of the three factors that are kind of tailing -- that were driving to the lower end.

Obviously to the higher end, okay, if you get into the high end of the range at the 9, 10, would suggest continuation of the existing trends that we have seen.

Ed Kelly - Credit Suisse - Analyst

And on the reimbursement rate side, when do you think you will have a better handle as to how next year is going to end up playing out? Is it really sort of point in time as those mac rates come through?

John Standley - Rite Aid Corporation - President and CEO

It definitely gives a lot more clarity. As we get into January and February, we will have a lot more visibility into what next year looks like.

Ed Kelly - Credit Suisse - Analyst

All right, and then as we think about the wellness+ program, you guys are obviously really happy with how the program is going. Is it safe to assume that this program in total is positive to EBITDA dollars right now?

Frank Vitrano - Rite Aid Corporation - SEVP,CFO and CAO

I think that's correct. I mean we kind of look at gross profit dollars as kind of the key measure there when you kind of stir it all together and I think it is helping us there.

Ed Kelly - Credit Suisse - Analyst

And with the new stuff you're going to roll out next year and there is probably some added costs to that but I assume that you're doing that because you're assuming the gross profit dollar contribution would accelerate next year?

Frank Vitrano - Rite Aid Corporation - SEVP,CFO and CAO

Well, I mean you have to stir it together with all the other margin components, so it fits in to -- we have circular markdowns and all of the different pieces of the puzzle, so you have to kind of stir the whole pot to sort of figure it out.

DECEMBER 15, 2011 / 01:30PM GMT, RAD - Rite Aid Third Quarter Fiscal 2012 Conference Call

Ed Kelly - Credit Suisse - Analyst

All right, and then just one last thing for you on the gross margin, the gross margin this quarter, FIFO gross margin was up, right, and actually by my math for the first time since 2008. But you have talked about potentially on the low end of your guidance maybe some pressure in Q4.

So could you just help us understand what the bigger drivers were this quarter and then what your concerns are about the front-end into Q4?

Frank Vitrano - Rite Aid Corporation - SEVP,CFO and CAO

It really has to do with sales trends. We're a little bit softer than we would like to be at the moment, so depending on like seasonal sellthrough, if there is more at the back end that we have got to clear out, that kind of thing, those are the kinds of things that we are looking at.

Ed Kelly - Credit Suisse - Analyst

Okay. One more thing for you. Store closures, where do we stand on your outlook there? Are we coming more towards the tail end of what you plan on doing, or is there still more opportunity?

John Standley - Rite Aid Corporation - President and CEO

I mean again this year, we will close 70 but as we kind of look into the future here, that is something that we always look at. There is kind of a group of underperforming stores that we kind of evaluate on a regular basis. It is not a huge number but it is something that we do look at on a quarter-over-quarter basis, Ed.

Ed Kelly - Credit Suisse - Analyst

Great, thank you.

Operator

Mark Wiltamuth, Morgan Stanley.

Mark Wiltamuth - Morgan Stanley - Analyst

Hi, good morning. Can you hear me?

John Standley - Rite Aid Corporation - President and CEO

Yes.

Mark Wiltamuth - Morgan Stanley - Analyst

So, I certainly understand that you don't have the Express in your guidance right now. But can you give us some color on what percentage of your stores are in Walgreens markets but have no CVS nearby?

John Standley - Rite Aid Corporation - President and CEO

So, I don't know about no CVS nearby. I guess about a third of our stores are within a mile of a Walgreens. Does that help you?

DECEMBER 15, 2011 / 01:30PM GMT, RAD - Rite Aid Third Quarter Fiscal 2012 Conference Call

Mark Wiltamuth - Morgan Stanley - Analyst

I think that we had calculated that too. We were just looking for the places where you would get the easy wins. Do you think you will end up capturing more than your national market share if there are scripts leaving Walgreens?

John Standley - Rite Aid Corporation - President and CEO

We are going to do our best. We are going to certainly do our best.

Mark Wiltamuth - Morgan Stanley - Analyst

Okay, and on your prescription volume and comp for the quarter, how much was the immunization in that number?

John Standley - Rite Aid Corporation - President and CEO

I mean the immunization was a big part of the script count comp in the quarter, no question about it. If you just do the raw numbers on it, it is a big contributor.

Mark Wiltamuth - Morgan Stanley - Analyst

Okay.

John Standley - Rite Aid Corporation - President and CEO

So of the 1500 Rite Aids, I guess it is with WAG within one mile, 706 of those also have a CVS within one mile.

Mark Wiltamuth - Morgan Stanley - Analyst

Okay, great. That's helpful. And just if we stand back and look big picture on your prescription business for the year, you're going to have some puts and takes with Lipitor and so forth. But if you held your prescription volumes flat, do you think the prescription earnings would be up and if you could give some idea on how much?

John Standley - Rite Aid Corporation - President and CEO

Well, that goes back to the reimbursement rate question. All things being equal, I think it would be up, but I know that reimbursement rate pressure will continue with a number of different things sort of flying around California being one, AMP being another and just continued pressure from our third-party friends. So that is the dilemma that we face and that is why there is a range on this guidance.

Mark Wiltamuth - Morgan Stanley - Analyst

Okay, and so it sounds like that side is more the variable than the generic side at this point. Is that fair?

John Standley - Rite Aid Corporation - President and CEO

Yes.

Mark Wiltamuth - Morgan Stanley - Analyst

Okay. All right, well thank you very much. The rest of my questions have been answered.

DECEMBER 15, 2011 / 01:30PM GMT, RAD - Rite Aid Third Quarter Fiscal 2012 Conference Call

Operator

Emily Shanks, Barclays Capital.

Emily Shanks - Barclays Capital - Analyst

Good morning, John and Frank. I had a couple of follow-up questions. The first one was asked earlier around gross margin. I want to ask it slightly differently. Given the reimbursement rate pressure, how were you able to protect your gross profit margins and even on an adjusted EBITDA basis, grow them by 6 basis points. What were the drivers there?

John Standley - Rite Aid Corporation - President and CEO

Well, two things. One, front-end margin is actually where we probably had some strength versus pharmacy margin. Pharmacy margin was actually flat to down slightly and on the pharmacy side, the challenge is to constantly reduce drug costs. We are out in the market constantly driving down our drug cost and that is really what we do to try to offset reimbursement rate declines on generic. So that is kind of the balancing act that goes on every day in our business.

And, then really the balance of it was really driven by front-end performance.

Emily Shanks - Barclays Capital - Analyst

Were there any particular categories you would call out on the front-end that helped?

John Standley - Rite Aid Corporation - President and CEO

Yes, I mean our -- a lot of our core -- I mean beauty categories as very strong consumables are really driving some strength for us. Some of the categories we talked about earlier just from a volume perspective probably didn't help us from a mix perspective like cough and cold, and pain. Those are slower right now primarily due to just the difference in flu year-over-year.

Emily Shanks - Barclays Capital - Analyst

Great, thank you. And then my next question is just around the dark rent expense. Can you update us on what the current run rate is annualized? And then secondarily, can you update us on what percent of the footprint is four-wall EBITDA negative?

Frank Vitrano - Rite Aid Corporation - SEVP,CFO and CAO

Emily, there is -- right now the run rate for dark store rent is about $90 million, and there are a couple hundred -- as we said in (inaudible), about a couple hundred stores that are EBITDA negative.

Emily Shanks - Barclays Capital - Analyst

Okay, and are there plans for this coming fiscal year to be shuttering more stores? Will we see that dark rent go up or what are your goals around that?

 John Standley - Rite Aid Corporation - President and CEO

Again, I guess similar to Ed's question earlier, it is something that we look at on a pretty regular basis and sitting here today we don't have any -- we haven't made any decisions to do anything other than continuing to monitor those stores and to try to determine whether -- what the appropriate next steps are with them. And as stores that come off of lease, those are kind of easier decisions for us to determine whether we are going to look to extend the lease or not.

DECEMBER 15, 2011 / 01:30PM GMT, RAD - Rite Aid Third Quarter Fiscal 2012 Conference Call

Emily Shanks - Barclays Capital - Analyst

Okay, fair enough. And then my final question is just around your ability to continue to buy in the open market the 2015 bonds. Can you just update us on what the current RP capacity is or restrictions are around that?

Frank Vitrano - Rite Aid Corporation - SEVP,CFO and CAO

There aren't any really restrictions to do that. That is as we said last time, that would be something that we would continue to consider on an opportunistic basis kind of looking at our overall -- obviously what the market prices are as well as our appetite for that.

Emily Shanks - Barclays Capital - Analyst

Great. Thanks for the update. Have a nice holiday.

Frank Vitrano - Rite Aid Corporation - SEVP,CFO and CAO

Okay, Emily. Thank you.

Operator

Matthew Fassler, Goldman Sachs.

Matthew Fassler - Goldman Sachs - Analyst

Thanks a lot. Good morning. Congratulations on the quarter. Most of my questions have been answered but I just wanted to follow up on the gross margin theme. As you think about the sustainability of the (inaudible) because that really seems to be where you turned the quarter -- the corner, rather, this quarter and it sounds like front-end really was the driver. How do you feel about the setup for growth going forward if you waive promotional activity and any other factors you want to consider?

John Standley - Rite Aid Corporation - President and CEO

Well, I mean again that is the balancing act on the front-end is really trying to get the margin to balance with everyday pricing, promotional activity, wellness+ and obviously topline results. So I think as we have said in the fourth quarter, we are watching the front-end margin very carefully because sales are a tad soft from where we want to be, and we obviously need to see how we sell through on seasonal merchandise to really get a good read on fourth-quarter front-end margins. So those will be the key factors that sort of determine where it comes out.

Matthew Fassler - Goldman Sachs - Analyst

But let me ask you one other quick follow-up question. As you think about the increased penetration of flu immunizations and it might just be that pharmacies are gaining share of the immunization market or that actual consumer awareness is increasing. Do you feel like that is a factor at all and the tougher cough, cold, flu or is it really much more about the weather, would you say?

John Standley - Rite Aid Corporation - President and CEO

It's probably some of both. I think weather is a key factor though. Even last year there were a significant number of immunizations in the marketplace and we still had a pretty good flu season but it was out in February as an example. So I think there is a timing element, some of which probably is weather-related and then obviously hopefully more people are getting immunized.

DECEMBER 15, 2011 / 01:30PM GMT, RAD - Rite Aid Third Quarter Fiscal 2012 Conference Call

Matthew Fassler - Goldman Sachs - Analyst

Got it, and then finally it would seem like it would be inevitable that some time in your next fiscal year that whatever the immunization pressures are, the generic wave would overwhelm it from a gross margin rate perspective. Is there any doubt in your mind that that is something that should materialize?

John Standley - Rite Aid Corporation - President and CEO

I mean again, we are expecting that there will be a good generic benefit next year, and as we get more clarity into reimbursement rates, we will have a better chance of sort of quantifying what that impact is.

Matthew Fassler - Goldman Sachs - Analyst

Okay. Thanks so much.

Operator

Steven Valiquette, UBS.

Steven Valiquette - UBS - Analyst

John and Frank, I guess not to beat the fiscal fourth-quarter questions to death -- (multiple speakers)

John Standley - Rite Aid Corporation - President and CEO

Go right ahead. Pile it right on.

Steven Valiquette - UBS - Analyst

You guys certainly discussed the gross margin in pretty good detail but as far as the SG&A part of it, you have had pretty good improvements in SG&A as a percent of sales through the first nine months of the fiscal year. Is there anything about the fiscal fourth quarter with the extra week where that would not be on the same trend line? Trying to get a sense around just the SG&A component of that?

Frank Vitrano - Rite Aid Corporation - SEVP,CFO and CAO

Steve, nothing out of the ordinary, I would say.

John Standley - Rite Aid Corporation - President and CEO

I think one point that I think we made before when we were giving guidance was that we do account for rent and everything else kind of on a weekly basis, so there is no free rent or anything like that in the fourth quarter, it is just a regular week with all the regular expenses associated with it.

Steven Valiquette - UBS - Analyst

Okay. And just one other quick follow-up just to clarify, what were your latest thoughts again around the timing of AMP implementation, because it looks like it is still kind of up in the air for when that is going to go into effect?

John Standley - Rite Aid Corporation - President and CEO

DECEMBER 15, 2011 / 01:30PM GMT, RAD - Rite Aid Third Quarter Fiscal 2012 Conference Call

I think that is precisely the right terminology to use to describe it -- up in the air is probably the best thing. As you know, there has been a couple of test sets of data sort of sent out there. There is some rulemaking going on that still has to play out but we don't really know with any real clarity when AMP will be implemented at this point.

Steven Valiquette - UBS - Analyst

Okay, so you guys don't have the crystal ball on that then?

John Standley - Rite Aid Corporation - President and CEO

We don't, and the fact of the matter is, AMP can be implemented without all the rules being done, so we just don't know what that timing might be.

Steven Valiquette - UBS - Analyst

Okay, got it. Okay, thanks.

Operator

Carla Casella, JPMorgan.

Paul Simenauer - JPMorgan - Analyst

Hi, this is Paul Simenauer on for Carla Casella. Most of my questions have been answered. Thanks.

John Standley - Rite Aid Corporation - President and CEO

Okay. This is going to be -- Cassandra, this is going to be our last question.

Operator

Mary Gilbert, Imperial Capital.

Mary Gilbert - Imperial Capital - Analyst

Morning. Could you talk about Detroit, what kind of comp sales you are seeing? I know it is early, but just wanted to get a feel for how that effort is going?

John Standley - Rite Aid Corporation - President and CEO

Yes, it is in fact really early and I would tell you that in terms of those online clinics, it is a lot like opening a brand-new pharmacy or a brand-new in-store clinic. It is very slow to kind of come out of the gate but it appears to be gaining some traction as we go and it will take a period of time for that to mature. That is what I would kind of tell you it sort of looks like.

Mary Gilbert - Imperial Capital - Analyst

Okay. And then can you give us an update on the value strategy, where that stands? You have obviously brought in some expertise on the grocery side, so I wondered what is going on there and what can we look to for 2012?

DECEMBER 15, 2011 / 01:30PM GMT, RAD - Rite Aid Third Quarter Fiscal 2012 Conference Call

John Standley - Rite Aid Corporation - President and CEO

I have been told it is top secret and I can't say. Yes, we are looking very carefully at the strategy. We are still really strong believers in it and again, we think food can play a key role not only in that concept but in all of our stores and that is really why we brought in some additional expertise. And so those plans are under heavy work right now and I think we will have something to talk about as we get into next year.

Mary Gilbert - Imperial Capital - Analyst

Okay, and then what about the performance of the value stores both the wallet strategy that you have your own concept and then the joint venture that you have with SUPERVALU?

John Standley - Rite Aid Corporation - President and CEO

They are both doing fine. They are both comping negative as they are going around significant grand opening activity from last year. But if you look at dollar trends, they are very much in line with where they have been running over the last several months -- last couple of quarters even.

Mary Gilbert - Imperial Capital - Analyst

Okay, so then what are the plans -- I know that you have abandoned for now, because you are still working on what would make sense for the SUPERVALU joint venture -- but what about your own -- expanding your own strategy?

John Standley - Rite Aid Corporation - President and CEO

We are going to -- we're working very hard on it. We are going to expand that strategy and we are going to talk about it more probably when we give guidance for next year.

Mary Gilbert - Imperial Capital - Analyst

Okay, great. And then one last thing so when we are looking at free cash flow, are we looking at net cash generation from working capital? And what kind of free cash flow is it -- $50 million to $100 million?

Frank Vitrano - Rite Aid Corporation - SEVP,CFO and CAO

Probably less than that.

Mary Gilbert - Imperial Capital - Analyst

Okay. Less than $50 million?

Frank Vitrano - Rite Aid Corporation - SEVP,CFO and CAO

Yes.

Mary Gilbert - Imperial Capital - Analyst

Okay, and then the component of a cash generation from working capital?

DECEMBER 15, 2011 / 01:30PM GMT, RAD - Rite Aid Third Quarter Fiscal 2012 Conference Call

Frank Vitrano - Rite Aid Corporation - SEVP,CFO and CAO

It would be modest.

Mary Gilbert - Imperial Capital - Analyst

Okay, modest. Okay, great. All right, super. Most helpful. Thank you very much.

John Standley - Rite Aid Corporation - President and CEO

Thank you, everyone, for joining us this morning. We appreciate it and we will talk to you next quarter. Happy holidays. Yes, happy holidays.

Operator

This concludes today's conference call. You may now disconnect.

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